Exhibit 99.1

Contact:

Heather Rowe

Associate Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com

PRESS RELEASE

KYTHERA Biopharmaceuticals Announces Second Quarter 2013 Operating Results

LOS ANGELES, August 6, 2013 — KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today reported financial results for its second quarter 2013, and provided an update on recent accomplishments.

Summary Financial Results

Cash and cash equivalents, marketable securities and restricted cash totaled $75.7 million, of which $11.1 million was restricted, at June 30, 2013. This compares to $46.3 million, of which $18.8 million was restricted, at June 30, 2012. Based on current operating plans, the Company believes its existing cash and cash equivalents and marketable securities will allow it to fund its operating plan through at least the next 12 months.

Research and development expenses totaled $7.8 million for the second quarter 2013 and $17.8 million for the first half of 2013, compared to $8.4 million for the second quarter 2012 and $14.9 for the first half of 2012. The decrease in research and development expenses in the second quarter 2013 compared to the second quarter of 2012 is primarily attributable to completion of the treatment phase of the Company’s ongoing pivotal U.S. and Canadian Phase III trials and moving into the follow-up phase of these trials.

General and administrative expenses totaled $4.0 million for the second quarter of 2013 and $7.7 million for the first half of 2013, compared to $2.5 million for the second quarter of 2012 and $4.7 for the first half of 2012. The increase in general and administrative expenses in the second quarter 2013 compared to the similar period in 2012 is primarily attributable to increased personnel costs in support of the growing organization and increased costs associated with the support of operations as a public company.

Net loss was $12.3 million for the second quarter of 2013, compared to net income of $4.5 million for the second quarter of 2012. The net income in the second quarter 2012 was primarily the result of the first contingent event payment from Bayer. In May 2012, the Company received a $33.3 million payment from Bayer in connection with their decision to pursue continued development and regulatory approvals for ATX-101 following the receipt of positive European Phase III data, of which $15.8 million was booked as revenue for that period.

Key Second Quarter 2013 Accomplishments

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In an effort to assess long-term safety and duration of treatment effects, the Company is conducting an ongoing observational study to capture up to five years of long-term follow-up data on a subset of patients who completed Phase II studies of ATX-101 for submental fat reduction. An interim analysis of patients who received ATX-101 and were responders in their predecessor study indicates that more than 90 percent sustained or improved their response (defined as > 1 grade change from baseline on the Clinician-Reported Submental Fat Rating Scale, or CR-SMFRS) at two years (n=75), and more than 80 percent sustained or improved their response at three and four years (n=50 and n=10, respectively). As is consistent with previous findings at the two-year mark, no long-term safety concerns were noted in this interim analysis.

•

In April, the Company released the results of a 218-patient cardiac safety study, known as the QT/QTc study, of ATX-101. The study met the pre-specified FDA agreed primary endpoint, demonstrating that ATX-101, at and above therapeutic levels, did not prolong the rate corrected QTc interval in healthy individuals. Further, the study found no relationship between QTc interval and plasma ATX-101 concentrations.

“We are pleased with the progress made during the quarter as we advance our lead product candidate, ATX-101, a potential first-in-class, injectable drug in Phase III clinical trials for the reduction of submental fat, which commonly presents as an undesirable double chin. In addition to continuing to increase our understanding of the potential treatment durability of ATX-101, we also added to our safety dossier through the successful completion of our QT/QTc study,” said Keith Leonard, KYTHERA’s president and CEO. “Importantly, we are well positioned to meet upcoming milestones. We remain on track and look forward to reporting topline results from our pivotal U.S. and Canadian Phase III trials late in the third quarter or early in the fourth quarter. If approved, ATX-101 will be the first drug approved for the reduction of submental fat.”

Select Guidance

In August 2012, the Company completed enrollment in its pivotal U.S. and Canadian Phase III clinical trials. The Company is reiterating its guidance and still expects to report topline results late in the third quarter or early in the fourth quarter of 2013.

Bayer HealthCare has development and commercialization rights to ATX-101 outside of the U.S. and Canada, and expects to file a Marketing Authorization Application in 2013.

Conference Call

KYTHERA will hold a conference call to discuss second quarter 2013 results this afternoon, August 6, at 1:30 p.m. PDT. The conference call will be simultaneously webcast on the Company’s web site at www.kytherabiopharma.com, and archived for future review. Dial-in numbers for the conference call are as follows: U.S. participants (877) 344-3890, international participants (760) 666-3770, passcode: 20651730.

About ATX-101

ATX-101 is a potential first-in-class injectable drug candidate under clinical investigation for the reduction of unwanted submental fat. ATX-101 is a proprietary synthetic formulation of deoxycholate, a well-characterized endogenous compound that is naturally occurring in the body and promotes the natural breakdown of dietary fat. ATX-101 is designed to be a locally-injected drug that causes proximal, preferential destruction of adipocytes, or fat cells, with minimal effect on surrounding tissue. Based on clinical trials conducted to date, ATX-101 has exhibited significant, meaningful and durable results in the reduction of submental fat, which commonly presents as an undesirable “double chin.” These results correspond with subject satisfaction measures demonstrating meaningful improvement in perceived chin appearance.

In August 2010, Bayer signed a licensing and collaboration development agreement with KYTHERA, thereby obtaining development and commercialization rights to ATX-101 outside of the U.S. and Canada. Bayer completed two pivotal Phase III trials of ATX-101 in Europe for the reduction of submental fat. Topline results from these trials were reported in the second quarter of 2012. KYTHERA completed enrollment in its pivotal Phase III clinical program for ATX-101 in more than 1,000 subjects, randomized to ATX-101 or placebo, in 70 centers across the U.S. and Canada in August 2012.

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market.  KYTHERA’s product candidate, ATX-101, is a potential first-in-class, injectable treatment currently in Phase III clinical development for the reduction of submental fat, which commonly presents as an undesirable “double chin.” KYTHERA also maintains an active research interest in hair and fat biology, pigmentation modulation and facial contouring. Find more information at http://www.kytherabiopharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including our expectations regarding the timing of reporting data from our Phase III clinical trials of ATX-101, the timing of the Marketing Authorization Application filing by Bayer, our expectations regarding the sufficiency of our cash resources for the next 12 months and the potential to commercialize ATX-101. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, and the development progress of our collaborative partners, our substantial dependence on ATX-101, the requirement of substantial additional financing to achieve our goals and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and our Annual Report on Form 10-K for the year ended December 31, 2012.

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(Tables follow)

KYTHERA BIOPHARMACEUTICALS, INC.

CONDENSED FINANCIAL RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

License income	$—	$17,763	$—	$19,687
Sublicense expense	—	1,760	—	1,936
Gross margin	—	16,003	—	17,751
Operating expenses:
Research and development	7,767	8,399	17,801	14,884
General and administrative	3,973	2,469	7,698	4,661
Total operating expenses	11,740	10,868	25,499	19,545
(Loss) income from operations	(11,740)	5,135	(25,499)	(1,794)
Interest income	35	—	63	—
Interest expense	(553)	(52)	(948)	(104)
Warrant and other income (expense), net	—	(577)	—	(476)
Net (loss) income	$(12,258)	$4,506	$(26,384)	$(2,374)
Per share information:
Net (loss) income, basic and diluted	$(0.67)	$0.35	$(1.44)	$(0.18)

Basic and diluted weighted average shares outstanding	18,423	12,955	18,379	12,945

CONDENSED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012

Assets
Cash and cash equivalents, marketable securities and restricted cash	$75,675	$95,289
Working capital	54,492	71,367
Total assets	76,383	96,222
Common stock and additional paid-in capital	192,585	189,212
Total stockholders’ equity	45,864	68,906